Exhibit 3.1

ROSS MILLER
Secretary of State
204 North Carson Street, Ste1
Carson City, Nevada 89701-4299
(775) 684-5708
Website: secretaryofstate.biz

Document Number
20080369540-17
Filing Date and Time
05/30/2008 1:57 AM
Entity Number
C17649-1995
Certificate of Amendment

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Communicate.com Inc.

2. The articles have been amended as follows (provide article numbers, if available):

1. The name of this corporation is:

Live Current Media Inc.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 52.95%

4. Effective date of filing (optional):

5. Officer Signature (Required): /s/ C. Geoffrey Hampson